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                                                                   EXHIBIT 99.1


CONTACT: Pamela Sufi                        Jordan Brysk
         Public Relations                   Investor Relations
         510-749-2340                       510-749-2496
         pamela.sufi@windriver.com          jordan.brysk@windriver.com
         www.windriver.com                  www.windriver.com

FOR IMMEDIATE RELEASE

                        WIND RIVER TO ACQUIRE RAPID LOGIC

                DEVICE MANAGEMENT PRODUCTS IMPROVE TIME TO MARKET
                           FOR NETWORK EQUIPMENT OEMS

ALAMEDA, CALIF., OCTOBER 9, 2000--Wind River Systems, Inc. (Nasdaq:WIND), a leading provider of software and services for smart devices in the Internet age, and Rapid Logic, Inc., today announced that the companies have entered into a definitive agreement for Wind River to acquire Rapid Logic, the pre-eminent provider of advanced device management technologies for networking equipment and other intelligent devices. The acquisition enables Wind River to offer a wider range of integrated, embedded networking technologies to developers of sophisticated data networking and telecommunications equipment, such as Ethernet switches, IP routers, access concentrators, optical switches, and xDSL systems.

Wind River will acquire Rapid Logic for a total of 1,429,698 shares of Wind River stock and the acquisition will be accounted for as a purchase transaction. The closing of the acquisition is subject to a number of conditions, including approval by the stockholders of Rapid Logic and other customary closing conditions, and is expected to close in the current fiscal quarter (Q3 FY 2001). The transaction is expected to be accretive to earnings in the next fiscal year.

"The explosion of the Internet has laid the groundwork for a world of trillions of smart, connected devices and the corporations and service providers that support these devices need rock-solid, secure, and easy-to-use management features in their network infrastructure equipment. The suppliers of this network infrastructure equipment have increasingly been turning to Rapid Logic to get leading edge technologies that will enable them to add management capabilities into their products," said Tom St. Dennis, president and chief executive officer of Wind River. "Bringing Rapid Logic into the Wind River team will allow us to strengthen our position as a leading supplier of embedded software technology to builders of Internet infrastructure gear."

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David Fraser, vice president and general manager of Wind River's Networks business unit added, "Rapid Logic has been a close WindLink-TM- partner for several years, and we have been a distributor of its products for the past year. Our sales force, marketing staff and networking engineers are all very familiar with its products and personnel. We fully expect the integration of our operations to go very smoothly."

Rapid Logic's RapidControl-TM- product suite unifies device management functions within a single, robust and integrated framework. This provides device manufacturers the ability to build a variety of management layers quickly and systematically upgrade and customize user interfaces across multiple product releases and product lines. Rapid Logic's products have been deployed by the top 10 device manufacturers in the datacom, telecom and office automation industries. More than 100 manufacturers use RapidControl in their smart connected devices.

"Bringing Rapid Logic's device management products into Wind River is a natural and logical move. Developers will be able to come to a single source for the products they need to build their next-generation embedded applications and devices. Wind River and Rapid Logic have been serving a growing list of mutual customers for some time now so the working model is proven. Becoming a part of Wind River means the Rapid Logic's products will be available to more customers than ever before and delivers on the promise of an end-to-end solution. And, the strength of Rapid Logic's engineering means seamless integration into the Wind River product line," said Mark Sigal, president, chief executive officer and co-founder of Rapid Logic.

The majority of Rapid Logic's staff will be incorporated into Wind River's networks business unit. Mark Sigal will report to David Fraser. Rapid Logic's other co-founders and senior management will report to the engineering group in Wind River's networks business unit.

ABOUT RAPID LOGIC
Rapid Logic is the leading provider of intelligent device management software that enables manufacturers of network devices to incorporate remote management capabilities into their products via the Internet. Its RapidControl product suite unifies all device management functions within a single, robust and integrated framework. This provides vendors the ability to build a variety of management layers quickly and to systematically upgrade and customize management interfaces across multiple product releases and product lines. The top 10 device manufacturers in the datacom, telecom and office automation industries currently deploy RapidControl products. More than 100 intelligent device manufacturers have deployed RapidControl products on more than 200 platforms.

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                                                                     Page 3 of 3

With RapidControl products, device vendors can easily create their own powerful Internet-based configuration, access and control applications in a fraction of the time and cost it took previously.

ABOUT WIND RIVER
Wind River, www.windriver.com, is a worldwide leader in embedded software. Wind River provides software development tools, real-time operating systems, and advanced connectivity for use in products throughout the Internet, telecommunications and data communications, digital imaging, digital consumer electronics, networking, medical, computer peripherals, automotive, industrial automation and control, and aerospace/defense markets. Wind River is how smart things think. Founded in 1983, Wind River is headquartered in Alameda, California, with operations in sixteen countries worldwide.

                                     -XXX-

WIND RIVER SYSTEMS AND THE WIND RIVER SYSTEMS LOGO ARE REGISTERED TRADEMARKS OF WIND RIVER SYSTEMS, INC. OTHER NAMES ARE REGISTERED TRADEMARKS OR TRADEMARKS OF THE RESPECTIVE COMPANIES OR ORGANIZATIONS.


This press release contains "forward-looking" statements that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will," "would," "look forward" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Wind River or Rapid Logic to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed in Wind River's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Additional factors that could cause or contribute to such differences include, but are not limited to, risks relating to the consummation of the contemplated acquisition transaction, including the risk that stockholder approval might not be obtained in a timely manner, or at all. In addition, statements in this press release relating to the expected benefits of the contemplated acquisition transaction are subject to risks relating to the timing and successful integration of the technologies of Wind River and Rapid Logic, retention of key personnel, the ability to maintain or expand existing relationships between Rapid Logic and its customers, unanticipated expenditures, changing relationships with customers and suppliers and other factors.